UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act 1934

January 1, 2020

(Date of report/date of earliest event reported)

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	033-79130	34-1771400
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(Address of principal executive offices)

(330) 868-7701

(Registrant’s telephone number, including area code)

N/A

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

At 12:01 a.m. on January 1, 2020 (the “Effective Time”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 14, 2019, by and among Consumers Bancorp, Inc., an Ohio corporation (“Consumers”), Consumers National Bank, a national banking association and a wholly-owned subsidiary of Consumers (“Consumers Bank”), Peoples Bancorp of Mt. Pleasant, Inc., an Ohio corporation (“Peoples”), and The Peoples National Bank of Mount Pleasant, a national banking association and a wholly-owned subsidiary of Peoples (“Peoples Bank”), Peoples merged with Consumers, with Consumers being the surviving corporation, and Peoples Bank merged with Consumers Bank, with Consumers Bank being the surviving banking subsidiary of Consumers. At the Effective Time, under the Merger Agreement, each outstanding share of Peoples common stock (other than certain common stock excluded pursuant to the Merger Agreement) was converted into the right to receive $1,200 in cash with respect to which an election to receive cash was made, a combination of cash and Consumers common shares with respect to which an election to receive Consumers common shares or a combination of cash or Consumers common shares was made; or if no election was made, the right to receive $1,200 in cash. The Merger Agreement has proration procedures designed to result in the total merger consideration being 50% Consumers common shares and 50% cash. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Under the terms of the Merger Agreement, on January 1, 2020, the board of directors of Consumers appointed John W. Parkinson, CFP, formerly a member of Peoples’ board of directors, to the Consumers and Consumers Bank Boards of Directors. Mr. Parkinson was appointed as a Class I director. Mr. Parkinson is an “independent director” under applicable NASDAQ rules.

Mr. Parkinson is President, Chief Compliance Officer of Appalachian Capital Management Ltd., a firm he founded in 1990, which provides money management for individuals, trusts, non-profits and corporations. He has Bachelor of Science degree from The Ohio State University and is a Certified Financial Planner. Mr. Parkinson is 55 and served as a member of Peoples and Peoples Bank Board of Directors since 2005.

Mr. Parkinson will be entitled to the customary compensation arrangements for the Bank’s non-employee directors, consisting of an annual base retainer of $7,000, $1,000 for each Board meeting attended and compensation in the range of $100 to $200 per meeting for each committee meeting attended. In addition, Mr. Parkinson will be eligible to receive Restricted Stock awards if certain specified net income performance targets as established by the Compensation Committee are achieved.

Item 8.01 Other Events

On January 2, 2020, Consumers issued a press release announcing that, effective January 1, 2020, in accordance with the Merger Agreement, Peoples merged with Consumers, with Consumers being the surviving corporation, and Peoples Bank merged with Consumers Bank, with Consumers Bank being the surviving banking subsidiary of Consumers.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

d. Exhibits

Exhibit No.	Description

2.1	Merger Agreement, dated June 14, 2019 (incorporated by reference to Annex A to the Registration Statement on S-4 filed on August 15, 2019 (File number 333-233306)).

99.1	Press Release of Consumers Bancorp, Inc. dated January 2, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumers Bancorp, Inc.

Date: January 2, 2020	/s/ Ralph J. Lober, II
Ralph J. Lober, II President and Chief Executive Officer